                       SECURITIES AND EXCHANGE COMMISSION

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

/X/    Filed by the Registrant
/ /    Filed by a Party other than the Registrant

Check the Appropriate Box:
/ /    Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/    Definitive Proxy Statement
/ /    Definitive Additional Materials
/ /    Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12


                          ROBOTIC VISION SYSTEMS, INC.
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (check the appropriate box):
/X/    No fee required.
/ /    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1)     Title of each class of securities to which transaction applies:

       2)     Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


       4)     Proposed maximum aggregate value of transaction:

       5)     Total fee paid:

/ /    Fee paid previously with preliminary materials

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)     Amount Previously Paid:

       2)     Form, Schedule or Registration Statement No.:

       3)     Filing Party:

       4)     Date Filed:



                        Copies of all communications to:

                              IRA I. ROXLAND, Esq.
                 Cooperman Levitt Winikoff Lester & Newman, P.C.
                                800 Third Avenue
                            New York, New York 10022
                                 (212) 688-7000

[RVSI LOGO]
                          ROBOTIC VISION SYSTEMS, INC.
                                 5 SHAWMUT ROAD
                          CANTON, MASSACHUSETTS 02021

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 10, 1999

                            ------------------------

To the Stockholders of
ROBOTIC VISION SYSTEMS, INC.:

     NOTICE IS GIVEN that the annual meeting of stockholders of ROBOTIC VISION SYSTEMS, INC., a Delaware corporation, will be held at The Hilton at Dedham Place, 25 Allied Drive, Dedham, Massachusetts 02026, on Thursday, June 10, 1999 at the hour of 10:00 a.m., for the following purposes:

          1) To elect eight directors of the Company for the ensuing year.

          2) To consider and vote upon a proposal to authorize the issuance of shares of common stock of the Company pursuant to the terms of an $11,000,000 private placement of the Company's equity securities with certain institutional investors and their agent completed on February 23, 1999.


          3) To consider and vote upon a proposal to amend the Company's certificate of incorporation to increase the authorized number of shares of common stock from 50,000,000 to 75,000,000.


          4) To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 1999.

          5) To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 28, 1999 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          Frank D. Edwards
                                          Secretary

Canton, Massachusetts
May 3, 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY AND PROMPTLY RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. ANY STOCKHOLDER MAY REVOKE HIS PROXY AT ANYTIME BEFORE THE MEETING BY GIVING WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                          ROBOTIC VISION SYSTEMS, INC.
                                 5 SHAWMUT ROAD
                          CANTON, MASSACHUSETTS 02021

                           -------------------------

                                PROXY STATEMENT

                           -------------------------

                                  INTRODUCTION

     This Proxy Statement is being mailed on or about May 3, 1999 to all stockholders of record of the Company at the close of business on April 28, 1999 in connection with the solicitation by the board of directors of proxies for the annual meeting of stockholders to be held at The Hilton at Dedham Place, 25 Allied Drive, Dedham, Massachusetts 02026 on Thursday, June 10, 1999.

SOLICITATION OF PROXIES

     Proxies will be solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by the Company. Beacon Hill Partners, Inc. has been retained to solicit proxies on behalf of the board at an anticipated cost of $3,000 plus expenses. The Company has also arranged for reimbursement, at the rate suggested by The Nasdaq Stock Market, Inc., of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Proxies may also be solicited by directors, officers and employees of the Company, but such persons will not be specifically compensated for such services.


     All proxies properly executed and received by the persons designated as proxy will be voted on all matters presented at the meeting in accordance with the specific instructions of the person executing such proxy or, in the absence of specified instructions, will be voted for the named nominees to the board and in favor of the proposals to

     - authorize the issuance of shares of common stock pursuant to the terms of the February 1999 private placement

     - amend the Company's certificate of incorporation to provide for an increase in the number of authorized shares of common stock from 50,000,000 to 75,000,000

     - ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 1999


     The board does not know of any other matter that may be brought before the meeting but, in the event that any other matter should come before the meeting, or any nominee should not be available for election, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

MANNER OF VOTING

     Stockholders may vote their proxies by mail. Stockholders who hold their shares through a bank or broker can also vote via the Internet if this option is offered by the bank or broker. Any stockholder may revoke his proxy, whether he votes by mail or the Internet, at any time before the meeting by written notice to such effect received by the Company at the address set forth above, attn: corporate secretary, by delivery of a subsequently dated proxy or by attending the meeting and voting in person.

VOTE REQUIRED

     The total number of shares of the Company's common stock outstanding as of the record date was 26,202,461. The common stock is the only class of securities of the Company entitled to vote, each share being entitled to one non-cumulative vote. Only stockholders of record as of the close of business on the record date will be entitled to vote. A majority of the shares of common stock outstanding and entitled to vote, or 13,101,231 shares, must be present at the meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming the presence of a quorum, an affirmative vote of a majority of the shares of common stock present and voting, in person or by proxy, at the meeting is required to pass upon each of the matters presented except that the proposal to amend the Company's certificate of incorporation requires the affirmative vote of holders of a majority of all outstanding common stock entitled to vote at the meeting.

ABSTENTIONS AND NONVOTES

     Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the meeting, whereas broker nonvotes will not be counted for purposes of determining whether a proposal has been approved. "Broker nonvotes" are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted.

     A list of stockholders entitled to vote at the meeting will be available at the Company's offices, 5 Shawmut Road, Canton, Massachusetts, for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the ownership of the Company's common stock as of the record date by (i) each director of the Company, (ii) each person known by the Company to own beneficially 5% or more of the Company's common stock, (iii) each officer or former officer named in the summary compensation table elsewhere in this proxy statement and (iv) all directors and executive officers as a group:

                                                     NUMBER OF
                                                     SHARES OF
                                                    COMMON STOCK
                 NAME AND ADDRESS                   BENEFICIALLY        PERCENT
              OF BENEFICIAL OWNER(1)                  OWNED(2)          OF CLASS
              ----------------------                ------------        --------
Pat V. Costa......................................     238,927(3)         1.0%
Frank A. DiPietro.................................      56,770(4)         *
Jay M. Haft.......................................     489,546(5)         2.0%
Tomas Kohn........................................      51,155(6)         *
Donald J. Kramer..................................      24,654(7)         *
Mark J. Lerner....................................      86,855(8)         *
Howard Stern......................................      82,978(9)         *
Robert H. Walker..................................      80,825(10)        *

                                                     NUMBER OF
                                                     SHARES OF
                                                    COMMON STOCK
                 NAME AND ADDRESS                   BENEFICIALLY        PERCENT
              OF BENEFICIAL OWNER(1)                  OWNED(2)          OF CLASS
              ----------------------                ------------        --------

John J. Arcari....................................      20,000(11)        *
Steven J. Bilodeau................................      10,000(11)        *
  9 Merriman Point Road
  Center Sandwich, NH 03227
Curtis W. Howes...................................      10,502(12)        *
Earl H. Rideout...................................      33,302(13)        *
Fisher Capital, Ltd., Wingate Capital Ltd.,
  Citadel Limited Partnership, GLB Partners, L.P.,
  Citadel Investment Group, L.L.C., Wellington
  Partners Limited Partnership, Kensington Global
  Strategies Fund Ltd. and Kenneth Griffin(14)
  c/o Citadel Limited Partnership
  225 West Washington St.
  9th Floor
  Chicago, IL 60606...............................   2,118,217(15)        8.1%
All current executive officers and directors as a
  group (15 persons)..............................   1,195,848(16)(17)    4.6%


-------------------------

  * Denotes less than 1%.

 (1) Unless otherwise indicated, the address of each beneficial owner is 5 Shawmut Road, Canton, Massachusetts 02021.

 (2) Except as otherwise indicated, includes shares underlying currently exercisable options and warrants as well as those options and warrants which will become exercisable within 60 days of the record date. Except as otherwise indicated, the named persons herein have sole voting and dispositive power with respect to beneficially owned shares.

 (3) Includes 207,326 shares underlying options and 1,601 vested shares held under the Company's retirement investment plan.

 (4) Includes 3,000 shares underlying options; also includes 31,770 shares owned of record by Mr. DiPietro's spouse.

 (5) Includes 25,000 shares underlying options; also includes, 398,100 shares owned of record by Mr. Haft's spouse and 7,666 shares held indirectly in a retirement trust.

 (6) Includes 3,000 shares underlying options; also includes 1,684 shares owned of record by Mr. Kohn's spouse.

 (7) Includes 11,802 shares underlying options; also includes 10,000 shares held indirectly in an irrevocable trust with Mr. Kramer's spouse as trustee. Mr. Kramer disclaims any interest in these shares.

 (8) Includes 78,855 shares underlying warrants held by Morgen, Evan & Company, Inc., of which Mr. Lerner is the principal owner; also includes 8,000 shares underlying options.

 (9) Includes 30,000 shares underlying options and 6,148 vested shares held under the Company's retirement investment plan.

(10) Includes 29,113 shares underlying options and 17,632 shares indirectly in a retirement account.

(11) Represents shares underlying options.

(12) Includes 10,002 shares underlying options.

(13) Includes 32,994 shares underlying options and 308 vested shares held under the Company's retirement investment plan.

(14) Represents shares held by a "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, as reflected in Schedule 13G, filed with the SEC on March 3, 1999. According to this Schedule, Fisher Capital, Ltd. and Wingate Capital Ltd., as well as Wellington Partners Limited Partnership and Global Strategies Fund Ltd., are controlled by Citadel Limited Partnership, which in turn is controlled by GLB Partners, L.P., Citadel Investment Group and Kenneth Griffin.

(15) Includes 1,741,294 shares underlying certain prepaid common stock purchase warrants, based upon an assumed exercise price of $4.02 per share, and 376,923 shares underlying certain incentive stock purchase warrants, whose respective terms are discussed elsewhere in this proxy statement. The prepaid warrants are not exercisable prior to August 19, 1999; the incentive warrants are currently exercisable at an exercise price of $4.02 per share.

(16) Includes an aggregate of 474,426 shares underlying options and warrants.

(17) Includes an aggregate of 8,057 vested shares held in the Company's investment retirement plan.

            COMPLIANCE WITH SECTION 16(a) OF SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Company's common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC rule to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required for those persons, the Company believes that during the fiscal year ended September 30, 1998, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that Messrs. Howes, O'Brien and Rideout were each not timely in the filing of one monthly report of one transaction.

                             ELECTION OF DIRECTORS

     Eight directors are to be elected at the meeting to serve for a term of one year or until their respective successors are elected and qualified.

INFORMATION CONCERNING NOMINEES

     The following table sets forth the positions and offices presently held with the Company by each nominee, his age and his tenure as a director.

                                          POSITIONS AND OFFICES PRESENTLY HELD
NAME                               AGE              WITH THE COMPANY              SINCE
----                               ---    ------------------------------------    -----
Pat V. Costa.....................  55     Chairman, president and chief           1984
                                            executive officer
Frank A. DiPietro................  72     Director                                1992
Jay M. Haft......................  63     Director                                1977
Tomas Kohn.......................  58     Director                                1997
Donald J. Kramer.................  66     Director                                1995
Mark J. Lerner...................  46     Director                                1994
Howard Stern.....................  61     Senior vice president and director      1981
Robert H. Walker.................  63     Director                                1990

     PAT V. COSTA has served as president, chief executive officer and board chairman since 1984. Previously and from 1977, Mr. Costa was employed by GCA Corporation, most recently in the capacity of executive vice president. GCA was engaged in the manufacturing of various electronic instrumentation equipment and systems.

     FRANK A. DIPIETRO began his career with GM in 1944. During his forty-six year career with GM, he was actively involved in automobile assembly and manufacturing engineering systems. He retired in 1990 and continues as a consultant in laser systems in several industries, most recently for the University of Michigan in evaluating laser applications in the global auto industry. At the time of his retirement, Mr. DiPietro held the position of director of manufacturing engineering, Chevrolet-Pontiac-Canada car group, for GM.

     JAY M. HAFT has been a practicing attorney for over 30 years and a strategic and financial consultant for growth stage companies. Mr. Haft also serves as chairman of NCT Group, and as vice chairman of DCap, Inc., both public companies whose respective securities are traded on the Nasdaq Small Cap Market. He is a managing general partner of Gen Am "1" Venture Fund, an international venture capital fund. Mr. Haft is also a director of numerous other public and private corporations. From 1989 until 1994, he was a partner of Parker Duryee Rosoff & Haft in New York, New York. He is currently of counsel to such firm.

     TOMAS KOHN has been a professor of management at Boston University's School of Management in the undergraduate, MBA, and executive MBA programs since 1988. Dr. Kohn is the chairman of Conduit del Ecuador, a steel tubing manufacturer, and a member of the board of directors of Ideal-Alambrec, a steel wire manufacturer, both in Quito, Ecuador. He has held these positions since 1974 and 1972, respectively. From 1987 until the Company's acquisition of Computer Identics Corp. in August 1996, Dr. Kohn was a member of Computer Identics' board of directors, and its Chairman since 1992. From 1986 until 1995, Dr. Kohn was a member of the board of directors of N.V. Bekaert S.A., the world's largest independent steel wire manufacturer. N.V. Bekaert was a major shareholder of Computer Identics.

     DONALD J. KRAMER was chairman of Acuity Imaging, Inc. from January 1994 until the Company's acquisition of Acuity in September 1995. Mr. Kramer served as a director of Itran Corp. from 1982 until its merger with Automatix, Inc. in January 1994, at which time the merger survivor assumed the Acuity name. Mr. Kramer is a private investor and was a special limited partner of TA Associates, a private equity capital firm located in Boston, Massachusetts, from January 1990 to March 1996. For the previous five years, Mr. Kramer was a general partner of TA Associates. In January 1997, Mr. Kramer was elected to the board of publicly-owned Micro Component Technology, Inc. Mr. Kramer is also a director of several privately held companies.

     MARK J. LERNER has been president of Morgen, Evan an investment banking firm which focuses on Japanese-U.S. transactions, since 1992. Previously and from 1990, he was a managing director at Chase Manhattan Bank where he headed the Japan corporate finance group. From 1982 to 1990 Mr. Lerner worked in the investment banking division of Merrill Lynch as head of its Japan group, coordinating its New York-based Japanese activities with professionals in Tokyo and London.

     HOWARD STERN has been senior vice president and technical director of the Company since December 1984. Previously and from 1981, he was vice president of the Company.

     ROBERT H. WALKER was, before his retirement in March 1998, executive vice president and secretary-treasurer of the Company, a position he held since December 1986. From 1984 to 1986 he was senior vice president of the Company. From 1983 to 1985 he also served as treasurer. Mr. Walker is a director of Tel Instrument Electronics Corporation, a publicly-owned company.

IDENTIFICATION OF EXECUTIVE OFFICERS

     (Excludes executive officers who are also directors)

                                                                     PRINCIPAL
NAME                             AGE       POSITION                 OCCUPATION
----                             ---       --------                 ----------
Frank D. Edwards...............  44     Vice president,    Joined RVSI in March 1999 as
                                          secretary and    corporate vice president of
                                          treasurer        finance and chief financial
                                                           officer. Before joining RVSI,
                                                           and since 1986, he was
                                                           employed by Electronic
                                                           Designs, Inc. Most recently,
                                                           until that company's merger
                                                           with Bowmar Instrument
                                                           Corporation in October 1998,
                                                           he was senior vice president
                                                           and chief financial officer
                                                           and a member of its board.
Curtis W. Howes................  48     Vice president     Joined RVSI in May 1997 as
                                                           corporate vice president of
                                                           automatic identification.
                                                           Before joining RVSI and since
                                                           November 1991, he was
                                                           employed by Intermec
                                                           Corporation, most recently as
                                                           general manager of Intermec's
                                                           imaging systems division,
                                                           which designed, manufactured
                                                           and sold vision-based
                                                           products for symbology
                                                           reading.
John S. O'Brien................  45     Vice president     Joined RVSI in February 1997
                                                           as corporate vice president
                                                           of human resources.
                                                           Previously and from 1990, he
                                                           was vice president, human
                                                           resources and chief financial
                                                           officer of Charles River Data
                                                           Systems, an imbedded systems
                                                           developer and manufacturer in
                                                           Farmingham, MA.

                                                                     PRINCIPAL
NAME                             AGE       POSITION                 OCCUPATION
----                             ---       --------                 ----------
Earl H. Rideout................  52     Senior vice        Has been corporate senior
                                          president        vice president of RVSI's
                                                           semi-conductor equipment
                                                           group since January 1997.
                                                           Previously and from 1989 he
                                                           was vice president/general
                                                           manager of RVSI's electronics
                                                           division.
Neal H. Sanders................  49     Vice president     Joined RVSI in February 1999
                                                           as corporate vice president
                                                           of corporate communications
                                                           and investor relations.
                                                           Previously and from 1980
                                                           through 1998, he held
                                                           comparable positions at
                                                           Analog Devices, Inc., Bolt
                                                           Beranek and Newman, Inc.,
                                                           Information Analysts, Inc.,
                                                           and Microdyne Corporation.

     Executive officers are elected annually by the board to hold office until the first meeting of the board following the next annual meeting of stockholders and until their successors are chosen and qualified.

INFORMATION CONCERNING THE BOARD

     The board held thirteen meetings during the year ended September 30, 1998, nine of which were conducted by telephone. All directors were present at the non-telephonic meetings, except for Mr. Haft who was absent from one meeting. No director missed more than three telephonic meetings.

     The stock option committee of the board reviews and implements appropriate action with respect to all matters pertaining to stock options granted under the Company's stock option plans. The stock option committee is currently composed of Messrs. DiPietro and Haft. The stock option committee held twenty-one meetings, including actions taken by unanimous written consent in lieu of meetings, during fiscal 1998. All then incumbent members were present at each of these meetings.

     The audit committee of the board is charged with the review of the activities of the Company's independent auditors (including, but not limited to, fees, services and scope of audit). The audit committee is presently composed of Messrs. Costa, DiPietro and Haft, Mr. Costa being an ex officio, non-voting member. The audit committee met twice during the 1998 fiscal year. All then incumbent members were present at each of these meetings.

     The Company does not have a nominating committee, charged with the search for and recommendation to the board of potential nominees for board positions nor does the Company have a compensation committee charged with reviewing and recommending to the board compensation programs for the Company's officers. These functions are performed by the board as a whole.

                 APPROVAL OF ISSUANCE OF SHARES OF COMMON STOCK
                     PURSUANT TO TERMS OF PRIVATE PLACEMENT
               TO CERTAIN INSTITUTIONAL INVESTORS AND THEIR AGENT

PRIVATE PLACEMENT

     On February 23, 1999, the Company completed a private placement of its equity securities consisting of 5-year prepaid common stock warrants with a stated value of $11,000,000 and 5-year incentive common stock purchase warrants to purchase 592,307 shares of common stock of the Company upon payment of an exercise price of $4.02 per share. These securities were sold to four institutional investors, being, respectively, Fisher Capital, Ltd., Wingate Capital Ltd., Zanett Lombardier Ltd. and Omnicron Partners, L.P.



     At the closing, the Company received gross proceeds of $11,000,000 from the issuance of the prepaid warrants and the incentive warrants, and net proceeds of approximately $10,000,000, after the payment of costs and expenses related to the placement, including $979,000 paid to The Zanett Corporation, an affiliate of Zanett Lombardier Ltd., as compensation for its services as placement agent. The Company also issued to the placement agent 5-year incentive warrants to purchase 629,915 shares of common stock at an exercise price of $4.02 per share. The placement was conducted as a private offering pursuant to regulation D under the Securities Act.



        The market price of the Company's common stock on the placement closing date was $3.03 per share. On April 28, 1999, the market price was $1.97 per share.



        The minimum number of shares of common stock issuable at the time the prepaid warrants first become fully exercisable on May 19, 2000 will be 2,736,318, based upon their stated value of $4.02 per share. The determination of the actual number of shares issuable upon exercise will be based upon whether or not the market price of the Company's common stock is higher or lower than $4.02 per share at the time of exercise. The greater the difference between $4.02 and a lower market price at the time of exercise of the prepaid warrants, the higher will be the number of shares issuable upon exercise. There is no limitation upon the number of shares issuable upon exercise of the prepaid warrants.

REASONS FOR PLACEMENT

     The Company sold securities in the private placement in order to obtain funds to meet its needs for additional working capital. Since August 1998, the Company has considered a variety of proposals to obtain additional working capital, either in the form of equity financing or of indebtedness subordinated to the Company's existing bank credit agreement. The board has evaluated several different financing proposals, which contemplated among other alternatives the Company's issuance of convertible subordinated indebtedness, its issuance of subordinated indebtedness together with common stock purchase warrants, or its sale of common stock. The board believes that the private placement completed on February 23, 1999 affords to the Company the most favorable terms of the several proposals the Company had considered, in terms of

     - the financing being made available in one installment on a timely basis

     - the absence of restrictive covenants on the conduct of the Company's business

     - a lesser immediate dilutive effect on the relative position of the holders of common stock prior to the placement, although as noted below the board recognizes the possibility of substantial future dilution should the market price of the common stock be significantly below $4.02 per share at the time the prepaid warrants become exercisable and thereafter through their expiration on February 22, 2004.

     - The ability to limit future dilutive effect by having the right, under certain circumstances, to redeem the prepaid warrants in the event the market price of the common stock is less than $4.02 per share, although the board recognizes that the value of this redemption right is predicated upon the availability of adequate financial resources to effectuate such redemption, which cannot be assured.



     In determining whether or not to proceed with the placement, the board took note of certain possible disadvantages which could arise as a consequence of the issuance of the prepaid warrants including, among others

     - the potential for increased dilution

     - the potential for increased number of shares available for public sale

     - the potential for a change of control

     The board attempted to negotiate a limit on the number of shares of common stock issuable upon exercise of the prepaid warrants, but the investors were unwilling to accept any such limitation.

     These and other possible disadvantages are more fully discussed under "Possible Disadvantages of Approval" elsewhere in this proxy statement.


WHY THE COMPANY IS REQUESTING SHAREHOLDER APPROVAL OF THIS PROPOSAL

     The board wishes to have the option to issue shares of common stock upon exercise of the prepaid warrants and the incentive warrants without regard to the limits of Nasdaq rule 4310(c)(25) which provides that the Company must obtain shareholder approval before issuance, at a price per share below the greater of market or book value, of common stock, or securities convertible into common stock, having voting power equal to or greater than 20% or more of the outstanding common stock.

     Although the prepaid warrants are not fully exercisable until May 19, 2000, if one were to assume such exercise occurred on April 28, 1999, a total of 5,729,788 shares would have been issuable to the holders of the prepaid warrants, based upon an assumed exercise price of $1.919792 per share, calculated in the manner set forth under "Description of Warrants -- Prepaid Warrants," below. However, until such time as this proposal is approved by shareholders, the number of shares that may be issued to the holders of the prepaid warrants is limited to an aggregate of 4,972,695.

     Under the terms of the prepaid warrants, if this proposal is not approved and the Nasdaq rule prevents a holder from exercising his prepaid warrant in full, the holder may elect to require the Company to redeem his prepaid warrant at a default amount, calculated in the manner set forth under "Description of Warrants -- Prepaid Warrants."

     The board believes that absent shareholder approval of the proposal, this Nasdaq Rule could result in a forced cash payment by the Company at a time when the Company might not have, and could not obtain, the resources necessary to make such payment. The board desires to have the ability to retain cash for the use of the Company for other purposes.

DESCRIPTION OF WARRANTS

     The following summary presents and describes all material terms of both the prepaid warrants and the incentive warrants.

     PREPAID WARRANTS

     - The prepaid warrants are designated as "prepaid" in view of the fact that their stated value of $4.02 per underlying share was paid by the investors at the time of their purchase rather than upon their exercise.

     - The prepaid warrants, subject to certain limitations described below, may be exercised into that number of shares of common stock determined by dividing the stated value of the prepaid warrants, plus, in the Company's discretion, an amount equal to any accrued but unpaid premium, by the exercise price, which was arrived at by arms-length negotiation between the Company and the investors, being the lessor of

      - a fixed exercise price of $4.02 or

      - a market price equal to 95% of the average of the three lowest closing bid prices, as reported on the National Market System, in the 20 consecutive trading day period ending on the trading day immediately preceding the exercise date, which 20 day period may be increased under certain circumstances as set forth in the prepaid warrants.

As a result, if the market price is less than the fixed exercise price, the exercise price will fluctuate depending on the closing bid price of the Company's common stock. As a consequence, the number of shares of common stock into which the prepaid warrants may be exercised may fluctuate on a daily basis based solely on the market price for the common stock.

        - The prepaid warrants become exercisable to the extent of 25% of their stated value on August 19, 1999, increasing by an additional 25% of the stated value each 90-day period thereafter, so that on May 19, 2000, the prepaid warrants will be fully exercisable. The exercisability of the prepaid warrants may be accelerated, among other events, upon the occurrence of

      - certain mergers between the Company and other entities in which the Company is not the survivor

      - the disposition of all or substantially all of the Company's assets

      - the announcement by a third party of a tender or exchange offer for no less than half of the Company's then outstanding common stock or of its intention to replace a majority of the board

      - an event of default as specified in the prepaid warrants




 - The prepaid warrants accrue a premium at the rate of 7% per annum, which, at the Company's option, can be paid either in cash or added to their stated value.

        - The prepaid warrants contain provisions pursuant to which their fixed exercise price will be adjusted upon the occurrence of certain events, including the failure by the Company to have an effective registration statement under the Securities Act covering resales of those shares of common stock issuable upon exercise of the prepaid warrants. In addition, subject to certain exceptions, if the Company issues common stock or any securities convertible into or exchangeable for shares of common stock at a conversion or exchange rate based on a discount to the market price of the common stock at the time of issuance of the common stock or other securities, the fixed exercise price after such issuance shall be adjusted downward proportionately in accordance with a standard anti-dilution formula.

     - The prepaid warrants provide that upon exercise no holder may receive shares of common stock to the extent that the total number of shares of common stock beneficially owned by the holder and its affiliates would result in beneficial ownership of shares in excess of 10.0% (4.99% in the case of certain investors) of the then outstanding common stock of the Company. This limitation may be waived upon the request of the holder of the affected prepaid warrant and with the concurrence of the Company and the holders of those prepaid warrants representing a majority of the shares of common stock issuable upon exercise of all prepaid warrants.

     - The default amount, which the Company may be required to pay to the holders of prepaid warrants to redeem such warrants if this proposal is not approved by shareholders, is the greater of

      - 105% of the stated value of the prepaid warrant to be purchased inclusive of accrued but unpaid premium, or

      - A sum derived by dividing (A) the total of the prepaid warrant amount plus accrued interest and unpaid premium by (B) the exercise price in effect on the date the Company receives notice of default and multiplying the result by the highest closing bid price of the common stock during the default period.

On April 28, 1999, the default amount was $1,065.75 for each $1,000 of prepaid warrant, or an aggregate of $11,723,250.

If the Company fails to pay the default amount, then such holder, with the consent of the holders of at least 50% of the outstanding amount of the prepaid warrants, can require the Company to terminate its listing of the common stock on the Nasdaq National Market and cause the common stock to be traded on the over-the-counter electronic bulletin board, in order to enable the Company to issue shares of common stock in excess of this limitation.


     - At the placement closing, the Company reserved 5,967,125 shares of common stock for future issuances upon exercises of the prepaid warrants. If the number of shares of common stock so reserved is less than 135% of the number of shares issuable upon exercise of the prepaid warrants for any 3 consecutive trading days, then the Company is required to take action to increase this reservation to 165%. The Company is also required to further increase such reservation to 200% if this proposal is approved by shareholders. In the event that the Company fails to effect such increase within 90 days, any holder can require the Company to purchase the prepaid warrants at the default amount. In addition, such holder can elect to require the Company to convert all or any portion of the default amount into common stock at the lowest exercise price in effect during the pendency of the default.

Had the prepaid warrants been fully exercised at an assumed exercise price of $1.919792 per share on April 28, 1999 and had shareholders also approved this proposal, the number of shares then issuable upon exercise would have been 5,729,788 and the requisite reservation to cover such exercise would have been 11,459,576 shares, respectively.


     - If shareholders approve both this proposal and the proposal to amend the Company's certificate of incorporation to increase the authorized shares of common stock, discussed elsewhere in this proxy statement, the Company shall have the right, exercisable on no more than four occasions, to call for redemption a pro rata amount of the prepaid warrants if, during the 20-day trading period immediately preceding the date of the Company's notice of redemption, the average closing bid price, and on the date of giving notice of redemption the closing bid price, of the Company's common stock is less than

$4.02 per share, subject to anti-dilution adjustment, at a cash price equal to 120% of the stated value of the prepaid warrants called for redemption, inclusive of accrued premium.

     - In the event the exercise price of the prepaid warrants is less than $2.50 per share at any time that a holder has requested exercise, the Company may elect to redeem the prepaid warrants for a cash sum equal to the result obtained by multiplying the stated value of the prepaid warrant, plus accrued premium and any unpaid default payments, divided by the exercise price, by the closing bid price of the common stock on the date of notice of redemption.

     - On February 19, 2004, the prepaid warrants, to the extent not previously exercised, will be automatically exercised in their totality, subject to the share limitation unless such limitation is waived by the holders.


     INCENTIVE WARRANTS


  At the placement closing, the Company issued to the investors and to the placement agent incentive warrants to purchase 592,307 and 629,915 shares of common stock, respectively, at an exercise price, negotiated on an arms length basis between the Company and the investors, of $4.02 per share. By way of contrast with the prepaid warrants, whose stated value of $4.02 per share was paid to the Company at the placement closing, the exercise price of the incentive warrants is payable only at the time, if ever, that their holders request issuance of their underlying shares. The inventive warrants may be exercised at any time during their 5-year term. The incentive warrants are transferable subject to compliance with applicable securities laws. The aggregate beneficial ownership by holders of shares of common stock issuable upon exercises of the incentive warrants is limited in the same manner as the prepaid warrants.

  The incentive warrants provide for a downward adjustment of their exercise price in the event that, subject to certain exceptions, the Company issues common stock or securities convertible into or exercisable for common stock at a price below the average closing bid prices for shares of the common stock for the 5 trading days immediately preceding the relevant issuance date.

REGISTRATION RIGHTS


  The Company has agreed to file a registration statement with the SEC covering the shares of common stock issuable upon the exercise of the prepaid warrants and the incentive warrants. The Company will be penalized in the event that

     - the registration statement is not declared effective by the SEC by August 19, 1999.

     - if, after a filed registration statement has been declared effective by the SEC, sales of covered common stock cannot be made for any reason outside of the control of the investors.

     - the common stock is not listed or included for quotation on The Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange.

     The penalties to be paid by the Company to the investors in the event of each default will be $33,000 per day and must be paid in cash unless the investors elect to receive such payments in shares of common stock.

     Copies of the prepaid warrants were filed as exhibits to the Company's current report on form 8-K dated and filed with the SEC on February 24, 1999 and the preceding summarization of these documents is qualified in its entirety by reference to such exhibits.

POSSIBLE DISADVANTAGES OF APPROVAL

- POTENTIAL FOR INCREASED DILUTION

     If shareholders approve this proposal, the number of shares of common stock that ultimately may be issued upon the exercise of the prepaid warrants may be significantly greater than the maximum number of shares of common stock currently permitted to be issued in connection with their exercise. The following table illustrates the effect of various exercise prices on the number of shares that may be issued, assuming the prepaid warrants are exercised at the following exercise prices, without calculating the number of shares issuable in connection with accrued and unpaid premium amounts:

                                               NUMBER OF SHARES     PERCENTAGE OF
ASSUMED                                        OF COMMON STOCK       OUTSTANDING
EXERCISE                                        ISSUABLE UPON        COMMON STOCK
PRICE(1)                                         EXERCISE(2)       UPON EXERCISE(3)
--------                                       ----------------    ----------------
$4.02(4).....................................     2,736,319               9.9%
$3.50........................................     3,142,858              11.2%
$3.00........................................     3,666,667              12.8%
$2.50(5).....................................     4,400,000              15.0%
$2.00(5).....................................     5,500,000              18.1%
$1.50(5).....................................     7,333,334              22.8%

-------------------------

(1) Generally, the exercise price will be the lower of the fixed exercise price ($4.02 per share) or the fluctuating market price. Therefore, there is no minimum exercise price, and, unless the number of outstanding shares of common stock is reduced by a reverse stock split or other capital stock reducing event, the exercise price will not exceed $4.02 per share.

(2) Calculated by dividing the $11,000,000 aggregate stated value of the prepaid warrants by the assumed exercise price (column 1 of this table). No effect has been given to the possible issuance of up to 1,222,222 shares of common stock upon exercise of the incentive warrants as their exercise price of $4.02 is equal to or greater than the assumed exercise prices.

(3) Assumes that the number of shares of common stock outstanding after the issuance of the number of shares set forth in column 2 of this table is the sum of the 26,202,461 shares outstanding as of the record date and the number of shares set forth in column 2 of this table.

(4) If the shareholders approve the proposals to, respectively, authorize the issuance of common stock pursuant to the terms of the securities issued in the private placement, and approve the proposal to increase the authorized number of shares of common stock from 50,000,000 to 75,000,000, the Company will have the right, exercisable upon no more than four occasions, to redeem the prepaid warrants at a redemption price of 120% of the prepaid amount, inclusive of accrued and unpaid premium whenever the warrant exercise price is less than $4.02 per share.

(5) If the exercise price of the prepaid warrants for which a notice of exercise has been given is $2.50 or less, the Company may elect to redeem such prepaid warrants for cash. There can be no assurance that the Company will have the necessary cash resources to effect such redemption.



- POTENTIAL FOR INCREASED NUMBER OF SHARES AVAILABLE FOR PUBLIC SALE

     Approval could result in a greater number of shares of common stock becoming eligible for sale in the public market. The Company is required to keep in effect registration statements which would permit the public offer and sale of all of the shares of common stock issued or issuable upon the exercise of the prepaid warrants and the incentive warrants. Such sales, or anticipation of the possibility of such sales, represents an overhang on the market and could depress the market price of the common stock.

- POTENTIAL FOR A CHANGE OF CONTROL

     Approval could, depending on the market prices of the common stock during the periods prior to the exercise of the prepaid warrants, result in the issuance of a large number of shares of common stock, thereby possibly resulting in a change of control of the Company if the exercising holders were to retain such shares rather than sell them.

- POTENTIAL FOR DISCOURAGING CERTAIN CHANGES OF CONTROL

     The potential for the issuance of a large number of shares of common stock following approval might tend to have the effect of delaying, deferring or preventing a change in control of the Company or discouraging tender offers for the Company.

- POTENTIAL EFFECTS ON THE COMPANY'S ABILITY TO OBTAIN FUTURE EQUITY CAPITAL

     Approval may impede the Company's ability to obtain additional equity capital in the future because of the first two factors cited above.

     The board considered these disadvantages and concluded that they were outweighed by the advantages gained by the Company from the placement. The board considered the financing alternatives available to the Company and determined that the terms of the placement were the most favorable available to the Company within the requisite time period. The proceeds were needed to fund the Company's immediate needs for additional working capital.

CONSEQUENCES IF SHAREHOLDER APPROVAL IS NOT OBTAINED

     If this proposal is not approved, both the terms of the prepaid warrants and Nasdaq rule 4310(e)(25) will prohibit the Company from issuing more than 4,972,695 shares of common stock upon the exercise of the prepaid warrants. Consequently, the Company may be required from time to time to purchase prepaid warrants at the default amount if the share limitation requirement prevents a holder from exercising his prepaid warrants in full. Further, the Company will be required to purchase all then outstanding prepaid warrants on February 19, 2004 for cash.

     The Company has limited available financial resources with which to satisfy this contingent obligation to purchase prepaid warrants and there can be no assurance that the Company will have such resources on February 19, 2004, or on an earlier date should the holders of prepaid warrants attempt to exercise them in full and the share limitation prevents such exercise.

     A holder of prepaid warrants who cannot exercise his warrant in full, with the consent of the holders of a majority of the prepaid warrants, alternatively can elect to require the Company to delist from the Nasdaq national market, seek qualification of the common stock on the over-the-counter electronic bulletin board and issue to the holder the full number of shares of common stock issuable upon exercise of the prepaid warrants.

     If either this proposal or the following proposal to amend the certificate of incorporation to increase the number of shares of common stock of the Company authorized for issuance is not approved, the Company will not have the right to redeem the prepaid warrants if the exercise price fell below $4.02.

VOTE REQUIRED; BOARD RECOMMENDATION

     Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting.

     A broker who holds shares in street name will not be entitled to vote on this proposal without instructions from the beneficial owner. Stockholders are urged to mark the boxes on the proxy card to indicate how their shares will be voted.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                 PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
                 TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

        The board has unanimously approved an amendment to the Company's certificate of incorporation to increase the number of shares of common stock which the Company shall be authorized to issue from 50,000,000 to 75,000,000.

WHY THE COMPANY IS REQUESTING APPROVAL OF THIS PROPOSAL

     The Company is requesting approval of this proposal because the terms of the placement require it to seek shareholder approval for an increase in authorized capitalization of not less than 25,000,000 shares of common stock. The board believes such action to be in the best interests of the Company so as to make a sufficient number of additional shares available to satisfy the Company's obligations under the prepaid warrants and the incentive warrants, as well as for future employee benefit programs, possible acquisitions and financings and other corporate purposes.


     The Company presently has a limited number of shares not reserved for future issuance. In addition to the 26,202,461 shares of common stock outstanding on the record date, 21,820,246 shares of common stock are, reserved for issuance upon exercise of the prepaid warrants, the incentive warrants and other outstanding common stock purchase warrants and options and the shareholder rights plan. The 1,977,293 shares of common stock remaining for further issuance is not sufficient, in the judgment of the board, for possible future issuances of common stock. If the certificate of incorporation is not amended to increase the number of shares of common stock authorized for issuance, the Company will be severely restricted in its ability to issue equity securities should it require additional financing. Moreover, under the terms of its existing credit agreement, the Company would need to obtain the consent of its lending banks if it were to incur additional indebtedness to satisfy its operating requirements.

     Additionally, if this proposal or the proposal described earlier in this proxy statement for approval of the issuance of shares of common stock pursuant to the February 1999 private placement is not approved, the Company will not have the right to redeem the prepaid warrants if the market price fell below $4.02.

     The authorization of additional shares is desirable to permit the board to satisfy the Company's obligations under the prepaid warrants should the market price decline at the time of exercise and also to permit the board to issue shares of common stock for other valid corporate purposes.

     The additional shares of common stock may be issued from time to time as the board may determine without further action by the stockholders. With the exception of issuances of common stock upon future exercises of the prepaid warrants and the incentive warrants and of options granted pursuant to the Company's employee benefit plans, as well as upon future exercises of certain other outstanding common stock purchase warrants, no issuances of any additional shares of common stock authorized by the proposed amendment are presently contemplated. The Company does not currently have any agreements, arrangements or understandings with respect to any acquisition, financing, stock split or dividend.

     Stockholders do not currently possess, nor upon the adoption of the proposed amendment will then acquire, preemptive rights which would entitle such persons, as a matter of right, to subscribe for the purchase of any securities of the Company.

     A broker who holds shares in street name will not be entitled to vote on this proposal without instructions from the beneficial owner. This inability to vote is referred to as a broker nonvote. Abstentions and broker nonvotes will be counted for purposes of determining the existence of a quorum at the meeting. However, since this proposal requires the affirmative vote of at least a majority of the shares of common stock outstanding as of the record date, abstentions and broker nonvotes will have the effect of a negative vote with respect to such proposal, but not as to the other matters to be considered at the meeting. Stockholders are urged to mark the boxes on the proxy card to indicate how their shares will be voted.

VOTE REQUIRED; BOARD RECOMMENDATION

     Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of common stock.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     Set forth below is the aggregate compensation for services rendered in all capacities to the Company during its fiscal years ended September 30, 1998, 1997 and 1996 by its chief executive officer, each of its four other most highly compensated executive officers whose compensation exceeded $100,000 during its fiscal year ended September 30, 1998 and two other executive officers who would have been disclosed had they been employed at the fiscal year end.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM COMPENSATION
                                                                     --------------------------------
                                          ANNUAL COMPENSATION               AWARDS           PAYOUTS
                                     -----------------------------   --------------------   ---------
                                                            OTHER                             LONG         ALL
                                                           ANNUAL    RESTRICTED   NUMBER      TERM        OTHER
NAME AND                                                   COMPEN-     STOCK        OF      INCENTIVE    COMPEN-
PRINCIPAL POSITION            YEAR    SALARY    BONUS(1)   SATION      AWARDS     OPTIONS    PAYOUTS    SATION(2)
------------------            ----    ------    --------   -------   ----------   -------   ---------   ---------
Pat V. Costa................  1998   $315,016   $55,000      --         --          --         --         $2,400
  Chief executive             1997    293,478   $50,000      --         --          --         --         $2,375
  officer                     1996    252,801   $85,000      --         --          --         --         $2,250
John J. Arcari(3)...........  1998   $175,008   $ 5,000      --         --          --         --             --
  Former chief
  financial officer
Curtis Howes................  1998   $143,616   $20,000      --         --          --         --         $  300
  Vice president
Earl H. Rideout.............  1998   $150,010   $25,000      --         --          --         --         $2,400
  Senior vice                 1997    143,318   $25,000      --         --          --         --         $2,400
  president                   1996    122,747   $40,000      --         --          --         --         $2,250
Howard Stern................  1998   $165,006   $30,000      --         --          --         --         $2,400
  Senior vice                 1997    159,625   $30,000      --         --          --         --         $2,375
  president                   1996    144,544   $60,000      --         --          --         --         $2,250
Steven J. Bilodeau(4).......  1998   $232,497   $50,000      --         --          --         --         $2,400
  Former executive            1997    206,545   $45,000      --         --          --         --         $2,375
  vice president              1996    167,280   $75,000      --         --          --         --         $2,250
Robert H. Walker(5).........  1998   $151,362   $35,000      --         --          --         --         $2,400
  Former senior               1997    159,625   $35,000      --         --          --         --         $2,375
  vice president              1996    142,229   $60,000      --         --          --         --         $2,250

-------------------------

(1) Represents amounts earned in the prior fiscal year which were paid in the fiscal year shown. There were no bonuses earned for the fiscal year ended September 30, 1998.

(2) Represents accrued and vested payments under the Company's retirement investment plan.

(3) Mr. Arcari joined the Company in August 1997 as Vice President -- Finance. He resigned from the Company in March 1999.

(4) Mr. Bilodeau resigned from the Company in June 1998.

(5) Mr. Walker retired from the Company in March 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

     Set forth below is information with respect to grants of stock options during the fiscal year ended September 30, 1998 by the Company to each of the named persons in the summary compensation table, above.

                              NUMBER OF     PERCENT OF
                              SECURITIES   TOTAL OPTIONS
                              UNDERLYING    GRANTED TO     EXERCISE
                               OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   PRESENT
NAME                           GRANTED      FISCAL YEAR      SHARE        DATE      VALUE(1)
----                          ----------   -------------   ---------   ----------   --------
Curtis W. Howes.............    16,667                       $4.13      5/05/03     $14,601
Curtis W. Howes.............    16,667                        4.13      7/01/03      16,808
Earl H. Rideout.............     7,743                        4.13      7/22/05      11,182
Earl H. Rideout.............    34,263                        3.19      9/01/04      66,662
Howard Stern................    30,000                        4.13      6/26/08      71,523
Steven J. Bilodeau..........    10,000                        4.13      6/26/01      16,714
Robert H. Walker............    15,000                        4.13      6/26/04      37,784
                               -------          ---
                               130,340         4.7%

-------------------------

(1) Computed in accordance with the Black-Scholes option pricing model utilizing the following assumptions: volatility of 70%, risk-free interest rate of 4.3% and an expected life of five years.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     Set forth below is further information with respect to the unexercised and exercised options to purchase the Company's common stock under the Company's stock option plans.

                                                     NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED IN-
                          SHARES                          OPTIONS AT               THE-MONEY OPTIONS AT
                         ACQUIRED                     SEPTEMBER 30, 1998           SEPTEMBER 30, 1998(2)
                            ON         VALUE      ---------------------------   ---------------------------
         NAME            EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            --------   -----------   -----------   -------------   -----------   -------------
Pat V. Costa...........       --           --       207,326        309,699       $200,131          --
John J. Arcari.........       --           --        20,000         80,000             --          --
Curtis W. Howes........       --           --            --         33,334             --          --
Earl H. Rideout........       --           --        32,994         42,006         38,056          --
Howard Stern...........   20,830      $30,786        15,000         60,970             --          --
Steven J. Bilodeau.....       --           --        37,973        172,027             --          --
Robert H. Walker.......       --           --        26,113         38,228             --          --

-------------------------

(1) Based on the exercise of 13,061 shares at $2.56 fair market value on the date of exercise less the $1.00 per share cost to exercise and the exercise of 7,769 shares at $2.56 fair market value on the date of exercise less the $1.22 per share cost to exercise.

(2) Based on the September 30, 1998 fair market value of $2.69 less the cost to exercise.

                                PENSION BENEFITS

     The following table sets forth the estimated annual plan benefits payable upon retirement in 1999 at age sixty-five after fifteen, twenty, twenty-five, thirty and thirty-five years of credited service to the Company.

                                               YEARS OF SERVICE
                              ---------------------------------------------------
REMUNERATION                    15         20         25         30         35
------------                  -------    -------    -------    -------    -------
$100,000....................  $19,824    $26,432    $33,041    $33,041    $33,041
 125,000....................   25,525     34,033     42,541     42,541     42,541
 150,000....................   31,225     41,633     52,041     52,041     52,041
 175,000....................   33,505     44,673     55,841     55,841     55,841
 200,000....................   33,505     44,673     55,841     55,841     55,841
 225,000....................   33,505     44,673     55,841     55,841     55,841
 250,000....................   33,505     44,673     55,841     55,841     55,841
 300,000....................   33,505     44,673     55,841     55,841     55,841
 400,000....................   33,505     44,673     55,841     55,841     55,841
 500,000....................   33,505     44,673     55,841     55,841     55,841

     The amount of compensation covered by the Company's pension plan is determined in accordance with rules established by the internal revenue service and includes all dollar items shown on the summary compensation table with the exception of 401(k) contributions. Effective with the fiscal year beginning October 1, 1998, for purposes of calculating the pension benefit, earnings are limited to $160,000, as adjusted for any cost of living increases authorized by the internal revenue code. This earnings limit will continue to be $160,000 for calendar year 1999.

     At September 30, 1998, Messrs. Costa, Rideout and Stern had, respectively, 14, 10 and 27 years of credited service with the Company.

     A participant in the pension plan will receive retirement income based on 23% of his final average salary up to his applicable social security covered compensation level plus 38% of any excess, reduced proportionately for less than twenty-five years of credited service at normal retirement at age 65, subject to the $160,000 limit described above. Final average salary is defined in the pension plan as the average of a participant's total compensation during the five consecutive calendar years in the ten calendar year period prior to his normal retirement date which produces the highest average. A participant is 100% vested in his accrued pension benefit after five years of service as defined in the pension plan.

REPORT ON OPTION REPRICING

     The Company's stock option plans were established as an employment incentive to retain persons necessary for the development and financial success of the Company. In June 1998, as a result of the decrease in the market price of the Company's common stock during the preceding months and recognizing that previously granted stock options had lost much of their value in motivating employees to remain with the Company and share in its overall financial goals, the board, pursuant to authority granted under the plans, approved the repricing of 2,169,141 options, including 54,411 options granted to certain executive officers. Such repricing was effected by offering to grant a reduced number of new options at an exercise price of $4.13 per share, which was the fair market value of the Company's common stock on June 26, 1998, in exchange for the old options, based on a 2:3 replacement ratio. New options covering 1,446,399 shares were issued in replacement of old option, representing approximately 67% of the aggregate number of shares issuable under the old options. New option shares that would have vested by December 26, 1998 before the repricing would vest by the same date. The remaining shares will vest in accordance with the schedule in the old options. However, new options for Mr. Rideout will not become exercisable until the earlier of (i) July 22, 2004 or (ii) until the market price of the Company's common stock first equals or exceeds $18.25. All of the new options will expire on the date specified in the old options. The repricing of the old options reduced the total number of shares of the Company's common stock underlying all outstanding options immediately prior to such repricing by 722,742. Messrs. Costa, Arcari and Stern did not participate in the option repricing action.

TEN-YEAR OPTION REPRICING

     The following table summarizes all repricings of options held by any executive officer of the Company during the Company's last ten fiscal years:

                                                                                                       LENGTH OF
                                            NUMBER OF                                                   ORIGINAL
                                            SECURITIES              MARKET     EXERCISE               OPTION TERM
                                            UNDERLYING             PRICE AT    PRICE AT                REMAINING
                                             OPTIONS       NEW      TIME OF     TIME OF                AT DATE OF
                                             REPRICED    NUMBER    REPRICING   REPRICING     NEW      REPRICING OR
                                 DATE OF        OR         OF         OR          OR       EXERCISE    AMENDMENT
NUMBER AND POSITION             REPRICING    AMENDED     OPTIONS   AMENDMENT   AMENDMENT    PRICE       IN YEARS
-------------------             ---------   ----------   -------   ---------   ---------   --------   ------------
Pat V. Costa..................   6/26/98          --          --        --          --          --         --
  Chief executive officer        7/22/97     400,000     309,699    $14.13      $18.25      $14.13        4.5
                                 3/26/92      56,668      56,668    $ 1.22      $ 4.06      $ 1.22        0.1
                                12/12/91     113,332     113,332    $ 1.00      $ 4.06      $ 1.00        0.4
Curtis W. Howes...............   6/26/98      25,000      16,667    $ 4.13      $10.88      $ 4.13        4.8
  Vice president                 6/26/98      25,000      16.667    $ 4.13      $12.75      $ 4.13        5.0
John S. O'Brien...............   6/26/98      20,000      13,334    $ 4.13      $10.81      $ 4.13        4.8
  Vice president
Earl H. Rideout...............   6/26/98      11,614       7,743    $ 4.13      $14.13      $ 4.13        7.1
  Senior vice president          7/22/97      15,000      11,614    $14.13      $18.25      $14.13        4.5
                                 3/26/92       9,990       9,990    $ 1.22      $ 5.50      $ 1.22        1.9
                                12/12/91      20,010      20,010    $ 1.00      $ 5.50      $ 1.00        2.2
Howard Stern..................   6/26/98          --          --        --          --          --         --
  Senior vice president          7/22/97      40,000      30,970    $14.13      $18.25      $14.13        4.5
                                 3/26/92      22,754      22,754    $ 1.22      $ 4.06      $ 1.22        0.1
                                12/12/91      45,576      45,576    $ 1.00      $ 4.06      $ 1.00        0.4
Steven J. Bilodeau............   6/26/98          --          --        --          --          --         --
  Former executive vice
  president                      7/22/97     100,000      77,425    $14.13      $18.25      $14.13        4.5
                                 7/22/97      75,000      67,286    $14.13      $15.75      $14.13        5.6
                                 3/26/92      13,900      13,900    $ 1.22      $ 4.06      $ 1.22        0.3
                                 3/26/92      11,000      11,000    $ 1.22      $ 4.06      $ 1.22        0.8
                                 3/26/92          42          42    $ 1.22      $ 4.19      $ 1.22        1.8
                                12/12/91      19,958      19,958    $ 1.00      $ 4.19      $ 1.00        2.1
                                12/12/91      10,000      10,000    $ 1.00      $ 4.25      $ 1.00        3.5
                                12/12/91      20,000      20,000    $ 1.00      $ 6.44      $ 1.00        1.8
Robert H. Walker..............   6/26/98          --          --        --          --          --         --
  Former executive vice
  president                      7/22/97      30,000      23,228    $14.13      $18.25      $14.13        4.5
                                 3/26/92       2,511       2,511    $ 1.22      $ 4.06      $ 1.22        0.8
                                 3/26/92      14,000      14,000    $ 1.22      $ 6.44      $ 1.22        1.5
                                12/12/91       4,489       4,489    $ 1.00      $ 4.06      $ 1.00        1.1
                                12/12/91      28,580      28,580    $ 1.00      $ 4.06      $ 1.00        0.4

EMPLOYMENT AGREEMENTS

     Mr. Pat Costa is employed as chief executive officer and president of the Company under an indefinite term agreement which currently provides for an annual base salary of $315,000. Pursuant to the terms of his employment agreement, Mr. Costa has been granted certain rights in the event of the termination of his employment or a change in control of the Company. Specifically, in the event of termination for any reason other than for cause and other than voluntarily, Mr. Costa will be entitled to the continuance of salary and certain fringe benefits for a period of twelve months and may exercise all outstanding stock options which are exercisable during the twelve-month period following termination at any time within such twelve-month period. In the event of the occurrence of a change in control of the Company (as defined in his employment agreement) and, further, in the event that Mr. Costa is not serving in the positions of chief executive officer, president and board chairman, other than for cause, within one year thereafter, Mr. Costa will be entitled to exercise all outstanding stock options, regardless of when otherwise exercisable, during the six-month period following the termination date of his employment.

     The Company has also granted certain rights in the event of termination of employment to Messrs. Howes, Rideout and Stern. Specifically, in the event of involuntary termination other than for cause, each officer will be given three months severance pay and continued benefits, with the exception of Mr. Rideout whose employment agreement allows for six months severance pay. In addition, the Company has agreed to provide a maximum of one hundred days' advance written notice to Mr. Stern in the event the Company should desire to terminate his employment other than for cause. In such event, he shall be entitled to exercise all outstanding stock options, regardless of when otherwise exercisable, during a specified period following such termination.

DIRECTORS' COMPENSATION

     The business of the Company is managed under the direction of the Company's board. The board consists of a single class of directors who are elected for a term of one year, such term beginning and ending at each annual meeting of stockholders.

     During the fiscal year ended September 30, 1998, directors who were not otherwise employees of the Company were compensated at the rate of $1,500 for attendance at each one-day and $2,500 for each two-day meeting of the board or any of its committees, $750 for attendance at any second meeting held during the same day and $200 for participation at a telephonic meeting or execution of a consent in lieu of a meeting. In addition, outside directors are granted stock options periodically, typically on a yearly basis.

REPORT ON EXECUTIVE COMPENSATION

     The Company does not have a compensation committee charged with reviewing and recommending to the board compensation programs for the Company's executive officers. These functions are performed by the board as a whole.

COMPENSATION PHILOSOPHY

     The Company believes that executive compensation should:

     - provide motivation to achieve strategic goals by tying executive compensation to Company performance, as well as affording recognition of individual performance,

     - provide compensation reasonably comparable to that offered by other high-technology companies in a similar industry, and

     - align the interests of executive officers with the long-term interests of the Company's stockholders through the award of equity purchase opportunities.

     The Company's compensation plan is designed to encourage and balance the attainment of short-term operational goals, as well as the implementation and realization of long term strategic initiatives. As greater responsibilities are assumed by an executive officer, a larger portion of compensation is "at risk". This philosophy is intended to apply to all management.

COMPENSATION PROGRAM

     The Company's executive compensation program has three major components: base salary, short-term incentive bonus payments and long-term equity incentives.

     Compensation packages offered to executive officers are based primarily on the recommendations of nationally recognized compensation and benefits consulting firms hired by the Company. The Company seeks to position total compensation at or near the median levels of other high-tech companies in a similar industry.

     Individual performance reviews are generally conducted annually. Increases in fiscal year 1998 were based on an individual's sustained performance, compensation study recommendations and the achievement of the Company's revenue, profit and earnings per share goals. The Company does not assign specific weighting factors when measuring performance; rather, subjective judgment and discretion is exercised in light of the Company's overall compensation philosophy.

     Base salary is determined by evaluating individual responsibility levels utilizing independent compensation surveys to determine appropriate salary ranges and evaluating the individual performance.

     Short-term incentive bonus payments, generally, are paid to executive officers on an annual basis. The award of bonuses and their size, in substantial part, are linked to predetermined earnings targets, creating direct linkage between pay and Company profitability. Such payments are generally made at the beginning of the fiscal year following the one for which the executive's performance was evaluated. No bonuses were awarded to any executive officer for fiscal 1998.

     The board believes that executive officers who are in a position to make a substantial contribution to the long term success of the Company and to build stockholder value should have a significant equity stake in the Company's on-going success. Accordingly, one of the Company's principal motivational methods has been the award of stock options. In addition to financial benefits to executive officers, if the price of the Company's common stock during the term of any such option increases beyond such option's exercise price, the program also creates an incentive for executive officers to remain with the Company since options generally vest and become exercisable over a five-year period and the first increment is not exercisable until one year after the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Costa's compensation is determined substantially in conformance with the compensation philosophy, discussed above, that is applicable to all of the Company's executive officers. Performance is measured against defined financial, operational, and strategic objectives. In establishing Mr. Costa's base salary and bonus, the board takes into account the Company's performance against both its own objectives and the industry of which it is a part, as well as Mr. Costa's contribution to the Company's near- and long-term objectives.

     Fiscal 1998 was an extraordinarily difficult year for the Company as well as for the semiconductor industry. The industry entered the fiscal year anticipating growth but, by March 1998, the Asian economic crisis had plunged semiconductor manufacturers and suppliers into a severe downturn, which did not abate during the year. The board believes Mr. Costa was instrumental in managing the Company through a series of difficulties brought about by this industry recession. Mr. Costa demonstrated leadership in reacting quickly to changes in the industry and in ensuring that the Company did not lose its strategic focus. Mr. Costa's base compensation reflects the board's belief that he is a valuable asset to the Company. Because the Company did not achieve its financial goals for fiscal 1998, Mr. Costa did not earn a bonus for that fiscal year.

TAX CONSIDERATIONS

     Section 162(m) of the internal revenue code generally limits the deductibility of compensation in excess of $1 million paid to a Company's executive officer. Certain performance-based compensation is excluded by section 162(m)(4)(C) of the code in determining whether the $1 million limit applies. Currently the total compensation, including salary, bonuses and excludable stock options for any of the named executives does not exceed this limit. If in the future this regulation becomes applicable to the Company, the board will not necessarily limit executive compensation to that which is deductible, but will consider alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its overall compensation objectives and philosophy.

SUMMARY

     The Board will continue to review the Company's compensation programs to assure such programs are consistent with the objective of increasing stockholder value.

                             THE BOARD OF DIRECTORS

           Pat V. Costa, Chairman

  Frank A. DiPietro        Mark J. Lerner
  Donald J. Kramer         Howard Stern
  Jay M. Haft              Robert H. Walker
  Tomas Kohn

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended September 30, 1998, the following officers participated in discussions concerning executive officer compensation: Pat V. Costa, John J. Arcari, Howard Stern and Robert H. Walker. Each of the named participants recused himself in discussions concerning his own compensation.

STOCK PERFORMANCE

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's common stock during the five years ended September 30, 1998 with the total return on the standard & poor's 500 composite index and the NASDAQ non-financial index. The comparison assumes $100 was invested on September 30, 1993 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.

                        FIVE YEAR CUMULATIVE PERFORMANCE
[Five Year Cumulative Performance Line Graph]

RVSI                                                                         S                         NASDAQ NON-FINANCIAL
----                                                                         -                         --------------------
100                                                                        100.00                             100.00
163.3                                                                      103.70                              99.40
620                                                                        134.70                             138.60
353.3                                                                      162.30                             161.80
450.1                                                                      228.30                             217.30
71.7                                                                       249.60                             219.90

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Jay M. Haft, a director of the Company, is of counsel of Parker Duryee Rosoff & Haft, the Company's general counsel prior to March 1, 1997.

     Mr. Mark J. Lerner, a director of the Company, is president of Morgen, Evan. Mr. Lerner, through Morgen, Evan, provided consultation services relative to the Company's international marketing and sales efforts. In accordance with an agreement dated December 1993, which was prior to his becoming a director, during the fiscal years ended September 30, 1996, September 30, 1997, and September 30, 1998, the Company compensated Mr. Lerner, through Morgen, Evan, in cash in the amounts of $87,369, $62,390, and $9,800, respectively, as well as with four-year warrants, at exercise prices of $12.88, $13.13, and $2.57, respectively, to acquire an aggregate of 42,434, 2,565, and 18,000 shares of the common stock, respectively. All warrants were issued at the fair market value of the common stock on the date of grant. The Company believes that the compensation paid by it to Morgen, Even, was no greater than what would have had to be paid to an unaffiliated person for substantially similar services.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The board has selected Deloitte & Touche LLP to audit the accounts of the Company for the fiscal year ending September 30, 1999. Such firm, which has served as the Company's independent auditor since 1986, has reported to the Company that none of its members has any direct financial interest or material indirect financial interest in the Company.

     Unless instructed to the contrary, the persons named in the enclosed proxy intend to vote the same in favor of the ratification of Deloitte & Touche LLP as the Company's independent auditors.

     A representative of Deloitte & Touche LLP is expected to attend the meeting and will be afforded the opportunity to make a statement and/or respond to appropriate questions from stockholders.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the Company's 1999 annual meeting of stockholders pursuant to the provisions of Rule 14a-8, promulgated under the Exchange Act, must be received by the Company's offices in Canton, Massachusetts by December 9, 1999 for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

                            ACCOMPANYING INFORMATION

     Accompanying this proxy statement is a copy of the Company's annual report to shareholders for its fiscal year ended September 30, 1998. Such annual report includes audited financial statements of the Company for the three fiscal years ended September 30, 1998. A copy of the Company's quarterly report on form 10-Q/A for the three months ended December 31, 1998, containing unaudited financial statements for the dates and periods covered thereby, is attached as an exhibit to this proxy statement.

                                                                       EXHIBIT A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           -------------------------

                                  FORM 10-Q/A

                   QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

   FOR QUARTER ENDED DECEMBER 31, 1998          COMMISSION FILE NUMBER 0-8623

                          ROBOTIC VISION SYSTEMS, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                DELAWARE                                 11-2400145
     (STATE OR OTHER JURISDICTION OF                    (IRS EMPLOYER
     INCORPORATION OR ORGANIZATION)                IDENTIFICATION NUMBER)
  5 SHAWMUT ROAD, CANTON, MASSACHUSETTS                     02021
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                 (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (781) 821-0830

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

                               [X] Yes     [ ] No

      Number of shares of Common Stock outstanding as of February 5, 1999
                                     24,887,195

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               INTRODUCTORY NOTE

     This Amendment on Form 10-Q/A amends the Registrant's Quarterly Report on Form 10-Q for the three months ended December 31, 1998, as filed by the Registrant on February 12, 1999, and is being filed to reflect the restatement of the Registrant's consolidated financial statements (the "Restatement"). The Restatement reflects the deferral of a gain recorded in connection with the sale of Aircraft Safety, pending resolution of contingencies. See Note 8 of Notes to Condensed Consolidated Financial Statements.

                 ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

PART 1.  FINANCIAL INFORMATION

ITEM 1.  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                        DECEMBER 31,    SEPTEMBER 30,
                                                            1998            1998
                                                        -------------   -------------
                                                        (AS RESTATED,
                                                         SEE NOTE 8)
                                                               (IN THOUSANDS,
                                                           EXCEPT PER SHARE DATA)
ASSETS:
  Current assets:
  Cash and cash equivalents...........................    $   2,653       $   2,421
  Accounts receivable, net............................       30,537          32,367
  Inventories.........................................       31,333          36,213
  Other current assets................................        1,467           1,226
                                                          ---------       ---------
          Total current assets........................       65,990          72,227
  Plant and equipment, net............................       15,265          17,591
  Deferred income taxes...............................        8,820           8,820
  Goodwill............................................        5,745           5,847
  Other assets........................................       18,090          17,086
                                                          ---------       ---------
          Total assets................................    $ 113,910       $ 121,571
                                                          =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities:
  Notes payable and current portion of long-term
     debt.............................................    $  36,000       $  38,038
  Accounts payable....................................       19,436          21,388
  Accrued expenses....................................       19,636          21,073
  Advance payments received...........................        1,284           1,216
                                                          ---------       ---------
  Total current liabilities...........................       76,356          81,715
  Long-term debt......................................        3,029           3,059
STOCKHOLDERS' EQUITY:
  Common stock, authorized 50,000 shares, $0.01 par
     value; issued and outstanding 24,876 at December
     31, 1998 and 24,870 at September 30, 1998........          249             249
  Additional paid-in capital..........................      168,493         168,493
  Accumulated deficit.................................     (134,234)       (131,962)
  Cumulative translation adjustment...................           17              17
                                                          ---------       ---------
          Total stockholders' equity..................       34,525          36,797
                                                          ---------       ---------
          Total liabilities and stockholders'
             equity...................................    $ 113,910       $ 121,571
                                                          =========       =========

See Notes to Condensed Consolidated Financial Statements

                 ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

                                                           THREE MONTHS ENDED
                                                      -----------------------------
                                                      DECEMBER 31,     DECEMBER 31,
                                                          1998             1997
                                                      -------------    ------------
                                                      (AS RESTATED,
                                                       SEE NOTE 8)
                                                               (UNAUDITED)
                                                             (IN THOUSANDS,
                                                        EXCEPT PER SHARE AMOUNTS)
Revenues............................................     $29,405         $53,788
Cost of revenues....................................      16,834          27,745
                                                         -------         -------
  Gross profit......................................      12,571          26,043
Research and development expenses...................       5,590           6,629
Selling, general and administrative expenses........      11,216          14,894
Merger expenses.....................................          --             623
                                                         -------         -------
  Income (loss) from operations.....................      (4,235)          3,897
Gain on sale of product line........................      (2,798)             --
Interest expense, net...............................         835             246
                                                         -------         -------
  Income (loss) before provision for income taxes...      (2,272)          3,651
Provision for income taxes..........................          --             108
                                                         -------         -------
  Net income (loss).................................     $(2,272)        $ 3,543
                                                         =======         =======
Net income (loss) per share:
  Basic.............................................     $ (0.09)        $  0.14
  Diluted...........................................     $ (0.09)        $  0.14
Weighted average shares:
  Basic.............................................      24,876          24,476
  Diluted...........................................      24,876          25,444

See Notes to Condensed Consolidated Financial Statements

                 ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           THREE MONTHS ENDED
                                                      -----------------------------
                                                      DECEMBER 31,     DECEMBER 31,
                                                          1998             1997
                                                      -------------    ------------
                                                      (AS RESTATED,
                                                       SEE NOTE 8)
                                                               (UNAUDITED)
                                                             (IN THOUSANDS,
                                                        EXCEPT PER SHARE AMOUNTS)
OPERATING ACTIVITIES:
Net income (loss)...................................     $(2,272)        $ 3,543
Adjustments to reconcile net income (loss) to net
  cash from operating activities:
  Gain on sale of product line......................      (2,798)             --
  Depreciation and amortization.....................       2,632           1,660
  Other.............................................          --             (20)
  Changes in assets and liabilities:
     Accounts receivable............................       1,830          (3,120)
     Inventories....................................       4,432          (9,460)
     Other current assets...........................        (241)           (245)
     Other assets...................................      (1,748)         (3,177)
     Accounts payable...............................      (1,952)          1,100
     Accrued expenses...............................      (1,594)          2,323
     Advance contract payments......................          68            (314)
     Other long-term liabilities....................          --            (503)
                                                         -------         -------
Net cash used in operating activities...............      (1,643)         (8,213)
                                                         -------         -------
INVESTING ACTIVITIES:
Additions to plant and equipment....................         (46)         (1,734)
Proceeds from sale of product line..................       4,050              --
                                                         -------         -------
Net cash provided by (used in) investing
  activities........................................       4,004          (1,734)
                                                         -------         -------
FINANCING ACTIVITIES:
Proceeds from the exercise of stock options and
  warrants..........................................          --              84
Borrowings (repayments) of bank debt................      (2,025)          5,317
Repayments of long-term debt........................        (104)           (650)
                                                         -------         -------
Net cash provided by (used in) financing
  activities........................................      (2,129)          4,751
                                                         -------         -------
Effect of exchange rate changes on cash and cash
  equivalents.......................................          --               4
Net increase (decrease) in cash and cash
  equivalents.......................................         232          (5,192)
Cash and cash equivalents -- beginning of period....       2,421           8,811
                                                         -------         -------
Cash and cash equivalents -- end of period..........     $ 2,653         $ 3,619
                                                         -------         -------
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid.......................................     $   835         $   283
Income taxes paid...................................     $    --         $    --

See Notes to Condensed Consolidated Financial Statements

                 ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The Condensed Consolidated Balance Sheet of Robotic Vision Systems, Inc. and Subsidiaries (The "Company") as of December 31, 1998, the Condensed Consolidated Statements of Operations for the three month periods ended December 31, 1998 and 1997 and the Condensed Consolidated Statements of Cash Flows for the three month periods ended December 31, 1998 and 1997 have been prepared by the Company, without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial condition, results of operations and cash flows at December 31, 1998 and for all periods presented have been made.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Form 10-K for the year ended September 30, 1998. The results of operations for the period ended December 31, 1998 are not necessarily indicative of the operating results for the full year.

INVENTORIES

     Inventories at December 31, 1998 and September 30, 1998 consisted of the following;

                                                      DECEMBER 31,    SEPTEMBER 30,
                                                          1998            1998
                                                      ------------    -------------
                                                             (IN THOUSANDS)
Raw Materials.......................................    $15,498          $17,124
Work-in-Process.....................................      7,532           10,429
Finished Goods......................................      8,303            8,660
                                                        -------          -------
          Total.....................................    $31,333          $36,213
                                                        =======          =======

3.  NOTES PAYABLE

     The Company has a revolving credit agreement with three domestic banks which is collateralized by substantially all of the domestic tangible and intangible assets of the Company. The agreement has a term which expires in March 2000 and borrowings under the agreement currently bear interest at the prime rate plus two percent. At December 31, 1998, the Company had borrowings of $35,475,000 outstanding which reflect the maximum commitment under the agreement. The agreement contains certain financial covenants, including minimum levels of profitability, liquidity and net worth, with which the Company has not been in compliance. Under an amendment executed in March 1999, the Company's banks had agreed to forebear their right to exercise any remedies under this agreement through April 23, 1999. Accordingly, the borrowings under the agreement at December 31, 1998 and September 30, 1998 have been classified as current. On April 22, 1999, the Company renegotiated the terms of its credit agreement with its three banks.

                 ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

The new agreement sets the facility at $35.4 million and establishes new covenants for the balance of the term of the agreement, March 18, 2000.

4.  SALE OF PRODUCT LINE

     In December 1998, the Company sold its Aircraft Safety product line ("Aircraft Safety") to a subsidiary of B.F. Goodrich ("Goodrich") for $4,500,000, consisting of $4,050,000 in cash paid on closing and $450,000 payable upon the resolution of two items as noted in the next paragraph. The Company no longer considered this technology a key component of its product portfolio or future strategic direction. The Company sold certain inventory, equipment and intellectual property in the transaction. The transaction resulted in an initial gain of $2,798,000.

     During the second quarter of fiscal 1999, the contingency relating to a portion of the employee retention ($250,000) was resolved and in the third quarter of fiscal 1999, the remaining contingency relating to employee retention was resolved ($125,000). These amounts will be recorded as additional gain in those quarters. At April 20, 1999, the contract novation had not been completed.

5.  NET INCOME (LOSS) PER SHARE

     Basic net income (loss) per share is computed using the weighted average number of shares outstanding during each period. Diluted net income per share reflects the effect of the Company's outstanding stock options and warrants (using the treasury stock method), except where such options would be anti-dilutive. For the three months ended December 31, 1997, the assumed number of potential common shares was 968,000. For the three months ended December 31, 1998, any such potential common shares were anti-dilutive due to the loss for the period.

6.  COMPREHENSIVE INCOME (LOSS)

     Effective October 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". Currently, in addition to net income or loss, the only item that the Company currently records as other comprehensive income or loss is the change in the cumulative translation adjustment resulting from the changes in exchange rates and the effect of those changes upon translation of the financial statements of the Company's foreign operations. For the periods ended December 31, 1998 and 1997, the components of comprehensive income (loss) included net income (loss) of $(2,272,000) and $3,543,000, respectively, foreign currency translation adjustment of $0 and $(20,000), respectively, for total comprehensive income
(loss) of $(2,272,000) and $3,790,000, respectively.

7.  EQUITY FINANCING

     In February 1999, the Company completed an equity-based financing with a group of institutional investors. Net proceeds from the financing were $10.0 million. The financing was in the form of prepaid and incentive common stock purchase warrants. Proceeds from the financing are to be used for working capital requirements.

                 ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

8.  RESTATEMENT

     Subsequent to the issuance of the Company's unaudited condensed consolidated financial statements for the three months ended December 31, 1998, the Company's Management determined that $450,000 of the gain recorded in connection with the sale of Aircraft Safety should have been deferred pending receipt of the proceeds upon resolution of contingencies relating to the retention of certain employees by Goodrich ($375,000) and the novation of a certain government contract held by Aircraft Safety to Goodrich ($75,000). As a result, the unaudited condensed consolidated financial statements for the three months ended December 31, 1998 have been restated for amounts previously reported. This change had no effect on the loss from operations of $4,235,000 for the three months ended December 31, 1998.

     A summary of the significant effects of the restatement is as follows:

                                                                  1998
                                                         -----------------------
                                                             AS
                                                         PREVIOUSLY       AS
                                                          REPORTED     RESTATED
                                                         ----------    ---------
AT DECEMBER 31,
Accrued expenses.......................................  $  19,186     $  19,636
Accumulated deficit....................................   (133,784)     (134,234)
FOR THE THREE MONTHS ENDED DECEMBER 31,
Gain on sale of product line...........................     (3,248)       (2,798)
Net income (loss)......................................     (1,822)       (2,272)
Net loss per share -- Basic............................  ($   0.07)    ($   0.09)
Net loss per share -- Diluted..........................  ($   0.07)    ($   0.09)

                 ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THREE MONTHS ENDED DECEMBER 31, 1998 COMPARED TO
THREE MONTHS ENDED DECEMBER 31, 1997

Results of Operations

     The Company's unaudited condensed consolidated financial statements for the three months ended December 31, 1998 are restated. Subsequent to the issuance of the Company's unaudited condensed consolidated financial statements for the three months ended December 31, 1998, the Company's Management determined that $450,000 of the gain recorded in connection with the sale of Aircraft Safety should have been deferred pending receipt of the proceeds upon resolution of contingencies relating to the retention of certain employees by Goodrich ($375,000) and the novation of a certain government contract held by Aircraft Safety to Goodrich ($75,000). As a result, the unaudited condensed consolidated financial statements for the three months ended December 31, 1998 have been restated from amounts previously reported. This change had no effect on the loss from operations of $4,235,000 for the three months ended December 31, 1998.

     Revenues were $29.4 million in the three months ended December 31, 1998 compared to $53.8 million in the three months ended December 31, 1997, a decline of 45%. The significantly lower revenues year-to-year reflect the effect of the severe semiconductor industry downturn which began in early calender 1998. In the three months ended December 31, 1998, revenues for the Company's Semiconductor Equipment Group were less than half the level of the year earlier period. Revenues for the Company's Acuity CiMatrix division for 1-D and 2-D barcode reading and machine vision products were also down 10% from the year earlier period. In the three months ended December 31, 1998, revenues for the Company's Semiconductor Equipment Group represented 60% of total revenues, compared to 76% of total revenues in the three months ended December 31, 1997.

     Revenues of $29.4 million in the three months ended December 31, 1998 were 3.5% higher than the fourth quarter of fiscal 1998 revenues of $28.4 million. Although revenues for Semiconductor Equipment Group were down slightly from the fourth quarter of fiscal 1998, the Company had a 40% increase in orders for these products over the preceding quarter. Revenues for the Company's Acuity CiMatrix division were up approximately 15% sequentially, primarily as a result of demand for its 1-D tunnel applications for postal service and material handling applications. In addition, the Company began delivering its new machine vision platform, Visionscape, during the three months ended December 31, 1998. Overall, the Company's orders were 30% higher than the fourth quarter of fiscal 1998 and were approximately 110% of revenues in the three months ended December 31, 1998.

     The gross profit margin was 42.8% of revenues in the three months ended December 31, 1998 compared to 48.4% of revenues in the three months ended December 31, 1997. The lower gross profit margin year-to-year primarily reflects the impact of proportionately high level of fixed manufacturing costs on the significantly lower level of revenues. However, the gross profit margin in the three months ended December 31, 1998 improved 7.4% from the gross profit margin of 35.4% of revenues, excluding inventory provisions, in the fourth quarter of fiscal 1998. The sequential improvement was largely a result of a more favorable product mix, particularly for its

Semiconductor Equipment Group, largely as a result of new products introduced during fiscal 1998.

     Research and development expenses were $5.6 million, or 19.0% of revenues, in the three months ended December 31, 1998, compared to $6.6 million, or 12.3% of revenues, in the three months ended December 31, 1997. The Company has continued to invest in new product development, including new semiconductor inspection and component handling systems, as well as enhancing its 1-D barcode reading products and expanding its new machine vision platform, Visionscape. In December 1998, the Company's Acuity Cimatrix Division introduced the MXi, the first hand-held imager for reading digital direct part marks, 1-D barcodes and new, digital 2-D symbologies, such as the Data Matrix code. This product is a result of a joint venture with Polaroid Corporation which began in 1997. The MXi was co-designed and will be manufactured by Polaroid for RVSI's exclusive distribution. Initial deliveries of the MXi are expected to commence in the second half of fiscal 1999. In the three months ended December 31, 1998, the Company capitalized $1.4 million in software

     Selling, general and administrative expenses were $11.2 million, or 38.1% of revenues, in the three months ended December 31, 1998, compared to $14.9 million, or 27.7% of revenues, in the three months ended December 31, 1997. The lower level of expenses reflects a combination of the expense reduction steps taken by the Company in fiscal 1998, together with lower variable selling costs on the lower level of revenues.

     Primarily as a result of the expense reduction steps taken by the Company since April 1998, total operating expenses have been lowered from $23.0 million in the second quarter of fiscal 1998 to $16.8 million in the first quarter of fiscal 1999. Compared to the fourth quarter of fiscal 1998, operating expenses in the first quarter of fiscal 1999 were down $2.5 million.

     In December 1998, the Company sold its Aircraft Safety product line to a subsidiary of B.F. Goodrich for $4.5 million in cash, consisting of $4.05 million in cash paid at closing and $0.45 million paid upon resolution of two items. The Company no longer considered this technology a key component of its product portfolio or future strategic direction. The Company sold certain inventory, equipment and intellectual property in the transaction, resulting in an initial gain of $2.8 million. Proceeds from the sale were used for working capital requirements and to repay $2.0 million of outstanding bank debt.

     Net interest expense was $0.8 million in the three months ended December 31, 1998, compared to $0.2 million in the three months ended December 31, 1997. The increase in interest expense primarily reflects the significantly higher level of bank borrowings in the three months ended December 31, 1998.

     There was no tax provision in the three months ended December 31, 1998 due to the loss for the current fiscal quarter. The tax provision for the three months ended December 31, 1997 reflected minimum federal and state income taxes.

     Excluding the $2.8 million gain from the sale of the Company's Aircraft Safety product line, the net loss for the three months ended December 31, 1998 was $5.1 million, or $0.20 per share, compared to net income of $3.5 million, or $0.14 per share, for the three months ended December 31, 1997. Including the $2.8 million gain, the total net loss for the three months ended December 31, 1998 was $2.3 million, or $0.09 per share.

Liquidity and Capital Resources

     The Company's cash balance increased $0.2 million, to $2.7 million, in the three months ended December 31, 1998, as a result of $1.6 million of net cash used in operating activities, $0.1 million of net cash used for additions to plant and equipment, $4.0 million of net cash provided by the sale of a product line and $2.1 million of net cash used in financing activities.

     The $1.6 million of net cash used in operating activities was primarily a result of the operating loss for the quarter, after non-cash depreciation and amortization charges. Although revenues were up sequentially, accounts receivable declined $1.8 million in the three months ended December 31, 1998 as a result of the Company's continued focus on asset management. Inventories were reduced a further $4.4 million in the three months ended December 31, 1998 as the Company continued to consume short-term excess levels, particularly in its Semiconductor Equipment Group.

     Additions to plant and equipment were $0.2 million in the three months ended December 31, 1998, which were substantially below depreciation charges of $1.5 million in the period. The increase in other long-term assets of $1.7 million primarily represents capitalized software development costs in the three months ended December 31, 1998.

     The reductions in accounts payable and accrued expenses, combined, of $3.5 million largely reflects the continued low level of inventory purchases in the current fiscal period, as well as cash payments of $1.1 million for severance charges recorded in fiscal 1998.

     At December 31, 1998, the Company had borrowings of $35.5 million outstanding under its revolving credit agreement with its domestic banks, compared to $37.5 million in borrowings outstanding at September 30, 1998. The Company is currently not in compliance with the financial covenants under the agreement. Under an amendment executed in March 1999, the Company's banks have agreed to forebear their right to exercise any remedies under this agreement until April 23, 1999. The Company is currently working with its banks to modify the revolving credit agreement and establish new financial covenants.

     In February 1999, the Company completed an equity-based financing with a group of institutional investors. Net proceeds from the financing were $10.0 million. The financing was in the form of prepaid and incentive common stock purchase warrants. Proceeds from the financing are to be used for working capital requirements.

     Management believes that through a combination of proceeds from this equity financing, obtaining additional external capital and cash flow from operations, the Company will have sufficient liquidity through at least September 30, 1999 to fund its cash requirements.

Effect of Inflation

     Management believes that during the three months ended December 31, 1998 the effect of inflation was not material.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This report contains forward-looking statements including statements regarding, among other items, financing activities and anticipated trends in the Company's business, which are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this report, including those set forth in "Risk Factors" below, describe factors, among others, that could contribute to or cause such differences. The following "Risk Factors" should be read in conjunction with other risk factors detailed in the Company's most recent registration statement, annual report on Form 10-K and 10-K/A, and other filings with the Securities and Exchange Commission.

RISK FACTORS

Fluctuations in the Semiconductor Market

     The semiconductor industry, which has been subject to significant market fluctuations and periodic downturns in the past, is currently still experiencing weak industry conditions. These weak industry conditions have had an adverse affect on the revenues and earnings of the Company, as well as other semiconductor capital equipment companies. Until semiconductor industry conditions further improve, the Company's revenues and earnings will continue to be adversely affected.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash equivalents and trade receivables. The Company places its cash equivalents with high quality financial institutions, limits the amount of credit exposure to any one institution and has established investment guidelines relative to diversification and maturities designed to maintain safety and liquidity. The Company's trade receivables result primarily from sales to semiconductor manufacturers located in North America, Japan, the Pacific Rim and Europe. Receivables are mostly from major corporations, distributors or are supported by letters of credit. The Company maintains reserves for potential credit losses and such losses have been immaterial.

     The fair value of the Company's notes payable and long-term liabilities is estimated based on quoted market prices for the same or similar issues or on current rates offered to the Company for debt of the same remaining maturities. For all other balance sheet financial instruments, the carrying amount approximates fair value.

     We are exposed to the impact of fluctuation in interest rates, primarily through our borrowing activities. Our policy has been to use U.S. dollar denominated borrowings to fund our working capital requirements. The interest rate on our current borrowings fluctuate with current market rates. The extent of risk associated with an increase in the interest rate on our borrowings is not quantifiable or predictable because of the variability of future interest rates and our future financing requirements. At December 31, 1998, we had bank borrowings outstanding of $35.3 million and a long-term note payable of $2.25 million which have a variable interest rate. Using a yield to maturity analysis and assuming an increase in the interest rate on these borrowings of 78 basis points (10% fluctuation in the rate), interest rate variability on these borrowings would not have a material effect on our financial results.

     We are also exposed to the impact of foreign currency fluctuations. During fiscal 1998, most local currencies of our international subsidiaries weakened against the U.S. dollar. Since we translate foreign currencies into U.S. dollars for reporting purposes, these weakened currencies had a negative, though immaterial, impact on our results. We also believe that our exposure to currency exchange fluctuation risk is insignificant because our international subsidiaries sell to customers, and satisfy their financial obligations, almost exclusively in their local currencies. During fiscal 1998, we did not engage in foreign currency hedging activities. Based on a hypothetical ten percent adverse movement in foreign currency exchange rates, the potential losses in future earnings, fair value of risk-sensitive instruments, and cash flows are immaterial, although the actual effects may differ materially from the hypothetical analysis.

PART II.  OTHER INFORMATION

ITEM 3.  EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibit 27 -- Financial Data Schedule

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant had duly caused this report or amendment thereto to be signed on its behalf by the undersigned thereunto duly authorized.

                                          ROBOTIC VISION SYSTEMS, INC.

                                          --------------------------------------
                                                       (Registrant)

                                                   /s/ PAT V. COSTA

                                          --------------------------------------
                                                       Pat V. Costa
                                                    President and CEO
Dated: April 22, 1999                         (Principal Executive Officer)

                                                 /s/ FRANK D. EDWARDS

                                          --------------------------------------
                                                     Frank D. Edwards
                                                 Chief Financial Officer
                                                 (Principal Financial and
Dated: April 22, 1999                              Accounting Officer)

                          ROBOTIC VISION SYSTEMS, INC.
                                 5 Shawmut Road
                          Canton, Massachusetts 02021


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby appoints Pat V. Costa, Frank D. Edwards and Howard Stern as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them, and each of them, to represent and vote, as designated on the reverse side hereof, all the shares of Common Shares of Robotic Vision Systems, Inc. (the "Company") held of record by the undersigned on April 28, 1999, at the Annual Meeting of Stockholders to be held on Thursday, June 10, 1999 or any adjournment thereof.


      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

                         (To Be Signed on Reverse Side)

1.  Election of directors:

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike such nominee's name from the list at right)


FOR all nominees             WITHHOLD AUTHORITY              NOMINEES:
listed at right (except   to vote for all nominees    Pat V. Costa F.A.
  as marked to the        listed at right [ ]         DiPietro, J.M. Haft,
  contrary at right) [ ]                              T. Kohn, D.J. Kramer,
                                                      M.J. Lerner, H. Stern,
                                                      R.H. Walker

2. To consider and vote upon a proposal to authorized the issuance of shares of common stock pursuant to the terms of an $11,00,000 private placement of the Company's equity securities with certain institutional investors and their agent completed on February 23, 1999.


                                FOR [ ]    AGAINST [ ]


3. To consider and vote upon a proposal to amend the Company's certificate of incorporation to increase the authorized number of shares of common stock from 50,000,000 to 75,000,000.


                                FOR [ ]    AGAINST [ ]

4. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 1999.

                                FOR [ ]    AGAINST [ ]

5. To transact such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                                              -------------------------------
                                              Signature


                                              Date:
                                                   --------------------------


                                              -------------------------------
                                              Signature, if held jointly

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.